Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Charles Boyle	April 28, 2015
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2015 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended March 31, 2015 and 2014:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended March 31, 2015, reported net income was $3.7 million, or $.28 per diluted share, as compared to $3.8 million, or $.29 per diluted share, during the first quarter of 2014.

As reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our reported results include transaction costs incurred during each of the quarters ended March 31, 2015 and 2014, as well as an aggregate gain of $316,000 recorded during the first quarter of 2014 related to the fair value recognition resulting from the purchase of minority interests in two majority-owned limited liability companies (“LLCs”). After neutralizing the impact of these items as calculated on the Supplemental Schedule, our adjusted net income increased $233,000 to $3.8 million, or $.28 per diluted share, during the first quarter of 2015 as compared to $3.5 million, or $.27 per diluted share, during the first quarter of 2014. The increase was primarily attributable to increased net income generated at various properties.

As calculated on the Supplemental Schedule, our adjusted funds from operations (“AFFO”) were $9.6 million, or $.72 per diluted share during the first quarter of 2015, as compared to $8.9 million, or $.70 per diluted share during the first quarter of 2014. The increase in our AFFO of $628,000, or $.02 per diluted share, during the first quarter of 2015, as compared to the first quarter of 2014, was attributable to: (i) the favorable effect of adding back increased depreciation and amortization expense incurred by us and our unconsolidated affiliates amounting to $395,000, or $.03 per diluted share; (ii) the above-mentioned increase in adjusted net income of $233,000, or $.01 per diluted share, partially offset by; (iii) the dilutive effect of $.02 per diluted share resulting from the new shares issued pursuant to our at-the-market equity issuance program (as discussed below). The increased depreciation and amortization expense incurred by us and our unconsolidated affiliates during the first quarter of 2015, as compared to the first quarter of 2014, was due primarily to the fair value recognition recorded in connection with our acquisition of minority ownership interests in six LLCs in August, 2014, capital and tenant improvements made to our existing properties and the depreciation and amortization expense recorded in connection with properties acquired since the first quarter of 2014.

Acquisitions:

In February, 2015, we purchased the Haas Medical Office Park, two single story buildings having an aggregate of approximately 16,000 rentable square feet, located in Ottumwa, Iowa, for approximately $4.1 million.

In January and February of 2015, we purchased from wholly-owned subsidiaries of Universal Health Services, Inc. (“UHS”), the real property of two newly-constructed and recently opened free-standing emergency departments (“FEDs”) located in Weslaco and Mission, Texas. Each FED consists of approximately 13,600 square feet and is operated by wholly-owned subsidiaries of UHS. In connection with these acquisitions, ten-year lease agreements with six 5-year renewal terms have been executed with UHS for each FED. The aggregate acquisition cost of the FEDs was approximately $12.8 million, and the aggregate rental revenues earned by us at the commencement of the leases will be approximately $900,000 annually.

Dividend Information:

The first quarter dividend of $.635 per share was paid on March 31, 2015.

Capital Resources Information:

On March 27, 2015, we entered into a replacement credit agreement which provides for an unsecured revolving credit facility in an aggregate principal amount of $185 million. The credit agreement is available on a revolving basis until March 26, 2019 and we have a one-time option to extend the revolving credit period and the maturity date for an additional one year period.

At March 31, 2015, we had $116.0 million of borrowings outstanding pursuant to the terms of the credit agreement and $63.1 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

At-the-market Equity Issuance Program (“ATM Program”):

During the fourth quarter of 2013, we commenced an at-the-market equity issuance program pursuant to the terms of which we may sell, from time-to-time, common shares of our beneficial interest up to an aggregate sales price of $50 million to or through Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Merrill Lynch”), as sales agent and/or principal. There were no shares issued pursuant to the ATM Program during the first quarter of 2015. Since inception of this program, we have issued 580,900 shares at an average price of $45.97 per share, which generated approximately $25.6 million of net proceeds.

Purchase of Minority Interests and Consolidation of LLCs:

On August 1, 2014, we purchased the minority ownership interests held by a third-party member in six LLCs in which we previously held noncontrolling, majority ownership interests ranging from 85% to 95%. As a result of these transactions, we now own 100% of each of these LLCs and began accounting for each on a consolidated basis effective August 1, 2014.

For the quarter ended March 31, 2014, these six LLCs had combined revenues of $1.5 million, operating expenses of $700,000, depreciation and amortization expense of $311,000, interest expense of $281,000 and net income of $206,000.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, rehabilitation hospitals, sub-acute care facilities, surgery centers, free-standing emergency departments, childcare centers and medical office buildings. We have investments in sixty-one properties located in eighteen states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2014), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that adjusted net income and adjusted net income per diluted share (as reflected on the attached Supplemental Schedules), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on divestitures of real property, gains on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs and transaction costs.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, and adjusted funds from operations (“AFFO”) and AFFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effect of the gains on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs (during 2014). AFFO was also computed for the three month periods ended March 31, 2015 and 2014, as reflected on the Supplemental Schedules and discussed herein, and includes the adjustments made to FFO, as mentioned above, as well as for transaction costs related to acquisitions. FFO/AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO/AFFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO/AFFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2014. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

(more)

Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2015 and 2014

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Base rental - UHS facilities	$3,906	$3,914
Base rental - Non-related parties	8,869	7,226
Bonus rental - UHS facilities	1,218	1,150
Tenant reimbursements and other - Non-related parties	2,009	1,833
Tenant reimbursements and other - UHS facilities	200	165

	16,202	14,288

Expenses:
Depreciation and amortization	5,523	4,826
Advisory fees to UHS	666	610
Other operating expenses	4,722	3,933
Transaction costs	57	62

	10,968	9,431

Income before equity in income of unconsolidated limited liability companies (“LLCs”), interest expense and gains	5,234	4,857

Equity in income of unconsolidated LLCs	592	593

Gains on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs	—	316

Interest expense, net	(2,130)	(1,992)

Net income	$3,696	$3,774

Basic earnings per share	$0.28	$0.29

Diluted earnings per share	$0.28	$0.29

Weighted average number of shares outstanding - Basic	13,283	12,848
Weighted average number of share equivalents	11	6

Weighted average number of shares and equivalents outstanding - Diluted	13,294	12,854

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended March 31, 2015 and 2014

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three months ended March 31, 2015		Three months ended March 31, 2014
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$3,696	$0.28	$3,774	$0.29
Adjustments:
Less: Gains on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs	—	—	(316)	(0.02)
Transaction costs	57	0.00	62	0.00

Subtotal adjustments to net income	57	0.00	(254)	(0.02)

Adjusted net income	$3,753	$0.28	$3,520	$0.27

Calculation of Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”)

	Three months ended March 31, 2015		Three months ended March 31, 2014
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$3,696	$0.28	$3,774	$0.29
Plus: Depreciation and amortization expense:
Consolidated investments	5,410	0.41	4,752	0.37
Unconsolidated affiliates	410	0.03	673	0.05
Less: Gains on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs	—	—	(316)	(0.02)

FFO	9,516	0.72	8,883	0.69
Transaction costs	57	—	62	0.01

AFFO	$9,573	$0.72	$8,945	$0.70

Dividend paid per share		$0.635		$0.625

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Assets:

Real Estate Investments:
Buildings and improvements	$465,973	$451,005
Accumulated depreciation	(110,518)	(106,480)

	355,455	344,525
Land	38,774	35,584

Net Real Estate Investments	394,229	380,109

Investments in limited liability companies (“LLCs”), net	7,945	8,605

Other Assets:
Cash and cash equivalents	3,951	3,861
Base and bonus rent receivable from UHS	2,149	2,086
Rent receivable - other	4,350	4,219
Intangible assets (net of accumulated amortization of $21.0 million and $19.7 million at March 31, 2015 and December 31, 2014, respectively)	22,263	23,123
Deferred charges, goodwill and other assets, net	6,719	6,863

Total Assets	$441,606	$428,866

Liabilities:

Line of credit borrowings	$116,000	$89,750
Mortgage and other notes payable, non-recourse to us (including net debt premium of $468,000 and $523,000 at March 31, 2015 and December 31, 2014, respectively)	117,607	123,405
Accrued interest	497	545
Accrued expenses and other liabilities	5,352	8,522
Tenant reserves, escrows, deposits and prepaid rents	2,199	2,063

Total Liabilities	241,655	224,285

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2015 - 13,302,241 2014 - 13,301,204	133	133
Capital in excess of par value	240,993	240,835
Cumulative net income	535,291	531,595
Cumulative dividends	(576,340)	(567,894)
Accumulated other comprehensive loss	(126)	(88)

Total Equity	199,951	204,581

Total Liabilities and Equity	$441,606	$428,866